Part A: Zurich Property Insurance Company

Part B: LAW Insurance Broker Comapnay Co., LTD

Parties agree to sign this Cooperative Contract for the solicitation, and agree to enter into the ways as follows:

Article 1 Solicitation

Part A hereby appoints Part B for the solicitation, and Part B agree to accept the appointment. Parties agree that the signature of this contract only results in the delegation, and shall not represent the employment or the partnership.

Article 2 Obligations of Soliciting

1	、	Part B agrees to solicit for Part in Exhibit 1. Part A shall increase or alter the products listed in Exhibit 1 at any time, but shall inform Part B in written within the time limit. What is called the solicitation is as follows:

(1) The interpretation of the content and clauses of the appointed products to Part A’s clients or prospects.

(2) The explanation of filling in the applications for the clients.

(3) Transfer the applications and policies.

(4) Other solicitations authorized by Part A any time.

2	、	Part B shall not change or modify the policy clauses of Part A at will, and not promise the applicants what is beyond the policy clauses. In case of violation, Part B shall be responsible for the consequences.
3	、	If the solicitation undertaken by Part B and its solicitorsare against Article 20 of the Regulations Governing the Supervision of Insurance Solicitors, Part A shall cease the solicitations. Part B and its solicitors shall be responsible for the compensation resulted from the loss to Part A.
4	、	What Part A shall comply with is determined by Part A. Part A shall notify Part B due to the modifications. If it is difficult to undertake the modifications, Part A shall discuss with Part B and adjust them.
5	、	Part B’s solicitors shall provide service as requested including but not limited to reminder of the premium overdue or retrieve policies.
6	、	If Part B’s solicitors want to use the name of Part A or its service mark for Solicitation, the consent of Part A shall be obtained in advance.

Article 3 Training

Part A shall offer Part B the professional training courses of products as requested by Part B for the solicitation. The teaching materials are designed by Part A. The training is undertaken in Part B’s sales divisionby the appropriate staff selected by Part A. The way of training is determined by Part A.

Article 4 Remunerations and bonuses

1	、	Part A shall pay Part B the remunerations for the solicited policies insured by Part A:

(1) All the brokerages shall be claimed by Part B’s invoice in full amount.

(2)The calculation of remuneration is based on the collected premium by Part B.

(3)Part B shall withhold the remuneration in advance if the premium is paid by cash.

(4)Part B shall take advange of the remunerations obtained flexibly within the scope designate.

2	、	If business solicited by Part B reaches to the sales target set by Part A, Part A agrees to pay the bonuses according to the Exhibit 1. The requirement of the bonuses are as follows:

(1) The calculation is based on the accumulation of sales achievement of Part B’s sales divisions. The computation of bonuses are in the light of premium collected by Part B.

(2) The term of sales target accounting of Part B is from 1st January to 31st December every year. The record date for settlement is on date of 24 each month.

(3) The sales target is cumulative. The bonus will be paid when reaching to a specific amount. The bonus will be paid by adjusting the rate when the sales surpasses the next threshold. And the balance will be paid in the light of the same rate prior to months.

3	、	Part A shall still pay Part B the certain remunerations if the products solicited are not listed in Exhibti 1. The standard is determined by Part A according to the circumstances. Part A shall not pay another kind of bonuses.
4	、	Part B shall return all remunerations and bonuses to Part A when the policies that Part B dealed with are null and void, revoked or rescinded because of violation of duty of disclosure. This regulation will still apply in case of the termination of this contract.
5	、	In the event of termination, Party shall settle the remunerations and bonuses Part B should obtain. If the policies solicited by Part B are not due, Part A shall still pay Part B the remunerations and bonuses pursuant to the regulation.

Article 5 Premium collecting and Policy transferring

1	、	The applicant shall pay the premium with cash, credit card, transfer, remittance and check to Part A. The premium shall also be forwarded by Part B. If the applicants choose the delivery by Part B, Part B shall comply with the regulations as follows:

(1) Sign for the premium collected, and record it by Part B’s sales divisions. The representatives of Part A’s divisions collect the premium from those of Part B’s divisions on date of 15 and 30 every month.

(2) The applicants insuring the automobile insurance have to pay up the premium before receiving the insurance certification.

2	、	The representatives of Part B’s sales divisions forward the policies delivered by Part A as quickly as possible.

Article 6 Premium of receivables

Part A will send a letter to applicants if the premium is overdue for more than 45 days. Part A will send a legal confirm letter to applicant in two weeks if there is no response. If the premium is not able to be collected, Part B shall assist to collect it. Part A shall revoke the related policies pursuant to laws and regulations if the collection fails.

Article 7 Treatment of disputes

If the business solicited by Part B conflicts with those of banks, car traders, and other channels, Part A offer the remunerations and bonuses to those in order. The policies completed 15 days after the date of inquiry are not included.

Article 8 Service of renewal

Part A shall send a renewal notification to applicant when the policy is due. And Part A shall provide Part B the list of renewals every month.If the original solicitor of Part B resigns, Part B shall designate other solicitor to deal with the renewals.

Article 9 Duty of confidentiality

Parties shall not leak out any content of this contract, financial information or the clients’ data except for the performing and protection of the rights in this contract. If violation results in damage to the other party, one party shall be responsible for the compensation.

Article 10 Term of Contract

The contract becomes effective from the date of signing to 1st October 2006. Only in the case that no extension has not been notified to the other party 30 days before the policy is due, the term will be extended one more year automatically, and so forth.

Article 11 Termination of contract

1	、	The reasons of termination is as follows:

(1) One party is not able to operate, or finds it difficult to operate.

(2) Violation of regulations or this contract results in damage to the other party.

(3) If one party wants to dissolve this contract, it shall notify the other party in written 30 days in advance. The regulation of Article 10 does not apply.

2	、	The rights and interests of the clients will not be affected due to the termination.

Article 12 Prohibition against transfer of contract

Parties shall not transfer the rights or obligations arising from this contract without the other party’s written consent.

Article 13 Modification of contract

The modifications to this contract shall be implemented with the consents of parties.

Article 14 Governing Law and Treatment of disputes

Actions arising from the contract, Taiwan Taiepi District Court of the first instance is deemed to be the court having jurisdiction.

Article 15 Copies of contract

The contract is served in bipartite. Each party holds one copy, and each copy shall be of equal authenticity.